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                                                                  EXHIBIT (3)(c)

Filed with the Post-Effective Amendment No. 11 to this
Registration Statement on Form N-4 on March 1, 1991.
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1.0  SHARED FUNDING AGREEMENT
     ------------------------

     1.1 This Agreement, effective June 5, 1990, by and between Metropolitan Life, a life insurance corporation with principal offices at One Madison Avenue, New York, NY 10010 ("MET"), and Calvert Securities Corporation, with principal offices at 4550 Montgomery Avenue, Bethesda, Maryland 20814 ("Calvert"), which serves as principal underwriter to Acacia Capital Corporation, a registered investment company (the "Fund").

     1.2 In consideration of the promises, representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the transactions contemplated hereby and the mode of carrying the same into effect, and intending to be legally bound, the parties hereto agree to the provisions set forth below.

2.0  THE VARIABLE ANNUITY CONTRACT AND THE SEPARATE ACCOUNT
     ------------------------------------------------------

     2.1 MET shall maintain a multi-funded annuity contract (the "Contract") designed to provide, under current law, the benefits of a tax-deferred accumulation of income for retirement and other purposes under the Internal Revenue Code, as amended ("Code"). Individuals who make payments pursuant to the Contracts are participants, owners, or certificate holders ("investors").

     2.2 Purchase payments for the Contracts shall be invested by MET in a separate account or accounts. Such payments will constitute a portion of the assets of the separate account and shall be invested, as directed by Investors, in certain open-end management companies registered under the Investment Company Act of 1940 ("1940 Act").

     2.3 One of the open-end management companies is the Fund, an open-end diversified management investment company with eight separate series, registered under the 1940 Act. Each series is a separate investment portfolio with distinct investment objectives. One of the series is Calvert Socially Responsible Series (the "Series").

     2.4 MET will offer one or more of the series of the Fund, including the Series, through the separate accounts to Investors. MET will determine in its discretion which separate account or accounts will offer the Series and which of the Contracts and Investors will be offered the Series. This agreement will only be binding upon MET insofar as it relates to those Contracts and issues pertaining to those Contracts and those Investors to whom the Series is offered.
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     2.5  MET will use the name "Calvert Socially Responsible Series" in its marketing and sales literature when referring to the Series.

          2.5.1 MET will use its efforts to market and promote the best Contracts. MET will give the same emphasis and promotion to shares of the Series, and shares of any other series of the Fund that MET and Calvert may agree to offer, as are given to any other underlying investment media available to Investors.

          2.5.2 In marketing the Contracts, MET will comply with all applicable state and federal laws. MET and its agents shall make no representations or warranties concerning the Fund or Series shares except those contained in the then current prospectuses of the Fund and in the Fund's current printed sales literature. Copies of all advertising and sales literature describing or concerning the Fund which is prepared by MET or its agents for use in marketing the Contracts will be sent to Calvert for approval prior to use. Calvert agrees to respond with written (telecopy) comments or approval within 10 business days of receipt of such sales material. MET shall be responsible for compliance with any state or federal filing or review requirements concerning advertising and sales literature.

          2.5.3 MET and its agents will not oppose voting recommendations from Calvert or the Fund's Board of Directors or interfere with the solicitation of proxies for the Fund shares held for MET Investors. MET agrees to provide pass-through voting privileges to all MET Investors and to assure that each of its separate accounts participating in the Fund calculates voting privileges in a manner consistent with all other separate accounts of any insurance company investing in the Fund, as required by the exemptive order referenced in Section 3.2.3 of this Agreement.

          2.5.4 MET will be responsible for reporting to the Fund's Board of Directors any potential or existing conflicts among the interests of the Investors or contract owners of all separate accounts investing in the Fund, and to assist the Board by providing it with all information reasonably necessary for the Board to consider any issues raised. MET and the other relevant insurance companies will be responsible for taking remedial action in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action.

     2.6  MET will bear the costs of, and have the primary responsibility for:

          2.6.1 If required, registering the Contracts and the separate account with the SEC, including any Application for Exemptive Relief necessary for the separate account to buy Fund shares;

          2.6.2 Developing all policy forms, application forms, confirmations and other administrative forms or documents and filing such of these as are necessary to comply with the requirements of all insurance laws and regulations in each state in which the Contracts are offered;
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          2.6.3  Administration of the Contracts and the separate accounts, including all Investor service and communication activities except for any costs incurred in connection with Section 3.2.8.

          2.6.4 Preparing and approving all marketing and sales literature involving the sale of Fund shares to MET's separate accounts;

          2.6.5 If required by federal or state law, printing and distribution to MET Investors copies of the current prospectuses, statements of additional information (as requested by Investors) and periodic reports for the separate accounts and the Fund;

          2.6.6 Preparing and filing any reports or other filings as may be required under state insurance laws or regulations with respect to the Contracts or the separate accounts; and

          2.6.7 Reimbursing the Fund for the cost of obtaining a separate audit opinion for the Series, distinct from the Fund's other seven series.

          2.6.8 Indemnifying Calvert, the Fund, their respective officers, directors, trustees, employees and agents from any loss, including reasonable attorney's fees and expenses, arising from MET's failure to deliver a Fund prospectus to Investors when legally required to do so.

3.0  THE SERIES
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     3.1  The Fund and Calvert shall make available shares of the Series as the underlying investment media for MET Investors.

     3.2 Calvert or the Fund shall bear the costs of, and Calvert shall have, or shall cause the Fund and the Series to assume, the primary responsibility for:

          3.2.1 Registering the Fund with the SEC including a separate prospectus for the Series which does not reference the other seven series of the Fund. The costs of printing and distributing such prospectus to MET Investors shall be borne by MET as provided in Section 2.6.5 above.

          3.2.2 Preparing, producing and maintaining the effectiveness of such registration statements for the Fund as are required under federal and state securities laws, and clearing such registration statements through the SEC and pursuant to the securities laws and regulations in each state in which the Contracts are offered;

          3.2.3 Preparing and filing an Application for Exemptive Relief, if necessary, requesting appropriate exemptive relief from the relevant provisions of the 1940 Act ("Application") and clearing such Application through the SEC, thereby permitting the Contracts to use the Fund as an underlying investment alternative.

          3.2.4 Operating and maintaining the Fund in accordance with applicable law, including the diversification standards of the Code applicable to variable annuity contracts;

          3.2.5 Preparing and filing any reports or other filings as may be required with respect to the Fund under federal or state securities laws;

          3.2.6 Using its best efforts to provide MET with the daily net asset values of the Fund by 5:00 p.m. E.S.T. on each day the New York Stock Exchange is open;

          3.2.7 Notifying MET as soon as possible of any administrative problems which would prevent or hinder the Fund's ability to provide net asset values of the Fund to MET as required by
                 Section 3.2.6; and

          3.2.8 Reimbursing MET for any documented costs resulting from the Fund's having provided MET, pursuant to Section 3.2.6, incorrect net asset values. Any gain to MET attributable to the Fund's incorrect reporting of the daily net asset values shall be immediately returned to the Fund.

     3.3 The Fund or Calvert shall maintain records in accordance with the Investment Company Act of 1940 or other statutes, rules and regulations applicable to the Fund's operation in connection with the performance of its duties. MET shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Records of all transactions with respect to the Contract shall be retained for a period of not less than six (6) years from each transaction.

    3.4 The parties or their duly authorized independent auditors have the right under this Agreement to perform on-site audits of records pertaining to the Contract and the Fund, at such frequencies as each shall determine, upon reasonable notice and during normal business hours. At the request of the other, each will make available to the other's auditors and/or representatives of the appropriate regulatory agencies, all requested records, data, and access to operating procedures that pertain to this Agreement. The Fund or Calvert shall promptly notify MET if either the Fund or Calvert is inspected by any appropriate regulatory agency and the results of such inspection.

4.0  COST AND EXPENSE
     ----------------

     4.1 Except as otherwise agreed by the parties in specific instances or, as set forth herein, the parties shall each pay their respective costs and expenses incurred by them in connection with this Agreement.

5.0  TERM OF AGREEMENT
     -----------------

     5.1 The term of this Agreement shall be indefinite unless terminated pursuant to Section 6 of this Agreement.
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6.0  TERMINATION
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     6.1  This Agreement will terminate:

          6.1.1 At the option of any party upon sixty days' prior written notice to the other parties, but no party may terminate this Agreement prior to one year after signing agreement. If a party notifies the other parties that it intends to terminate this Agreement, that party shall immediately file with the SEC such documents, if any, as are necessary to permit the offering of shares of the Series to MET Investors to be discontinued; or

          6.1.2  In the event of termination of this Agreement pursuant to this
                 Section 6.0, the provisions of Sections 2.6.8, 3.2.8, 4.O, and
                 7.0 shall survive such termination.

     6.2 This provision is applicable only to the purchase of additional Fund shares, not to existing Fund shares owned by the separate accounts.

7.0  GENERAL PROVISIONS
     ------------------

     7.1 This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

     7.2 This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the respective party.

     7.3 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

     7.4 This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other.

     7.5 Calvert agrees to indemnify and hold MET harmless and each officer, director, employee or agent of MET against any loss, damage or expense reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue or alleged untrue statement of material fact, or the omission or alleged omission to state a material fact necessary to make the statements therein not misleading, contained in a registration statement or Prospectus of the Fund, or any amendment or supplement thereto, unless such statement or omission was made in reliance upon written information furnished by MET. The foregoing rights of indemnification shall be in addition to any other rights to which MET may be entitled as a matter of law. Nothing contained herein shall relieve MET of any liability to the Fund or Calvert to which MET would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of MET's duties or reckless disregard of MET's obligations and duties hereunder.

     7.6 No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition of this Agreement. No prior transactions or dealing between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

     7.7 No liability shall result to any party, nor shall any party be deemed to be in default hereunder, as the result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic; fire; flood or other disaster; or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

     7.8 Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

     7.9 This Agreement shall be governed by and interpreted in accordance with the law of the State of New York.

     7.10 Nothing herein shall prevent either party from participating in any administrative proceeding before any regulatory authority having jurisdiction over any matter relating to this Agreement, the Contracts, the separate accounts or the Fund which may affect the parties to it. The parties shall each give the others prompt notice of any such proceeding.

     7.11 In all matters relating to the preparation, review, prior approval and filing of documents, the parties shall cooperate in good faith. Neither party shall unreasonably withhold its consent with respect to the filing of any document with any federal or state regulatory authority having jurisdiction over the Contracts, the separate accounts or the Fund.

     7.12 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

     7.13 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the addresses set forth below:

          Myra Saul, Esq.
          Metropolitan Life Ins. Co.             General Counsel
          Attn. Law Department                   Calvert Group, Ltd.
          One Madison Avenue                     4550 Montgomery Avenue
          Area 7-D                               Suite 1OOON
          New York,  New York  10010             Bethesda,  MD  20814

          or to such other address as the parties may from time to time designate. Any notice of one party refused by the other shall be deemed received as of the date of said refusal.

     7.14 Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.

     7.15 Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

     7.16 If this Agreement is terminated for other than default, it is specifically agreed that neither party shall be entitled to compensation of any kind except as specifically set forth herein.

     7.17 In any litigation between the parties, the prevailing party shall be entitled to reasonable attorney's fees and all costs of proceedings incurred in enforcing this Agreement.

     7.18 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     7.19 Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CALVERT SECURITIES- CORPORATION           METROPOLITAN LIFE INSURANCE COMPANY


BY: [SIGNATURE ILLEGIBLE]                 BY: [SIGNATURE ILLEGIBLE]
    ---------------------                     ---------------------
MC:kt           6/12/90                                    6/4/90